CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to Registration Statement No. 33-68090 of Lord Abbett Investment Trust on Form N-1A of our reports dated January 23, 2001, appearing in the 2000 Annual Reports to Shareholders of U.S. Government Securities Series, Limited Duration U.S. Government Securities Series, Balanced Series and High Yield Fund of Lord Abbett Investment Trust and Core Fixed Income Series and Strategic Core Fixed Income Series of Lord Abbett Investment Trust and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
March 29, 2001